EXHIBIT 99.1

Investor Contact
Michael W. McCarthy
mmccarthy@ambientcorp.com
(617) 614-6906

Media Contact
Joanna Hamblim
jhamblin@ambientcorp.com
(617) 614-6793

Ambient Corporation Reports Results for the First Quarter of 2012

Newton, MA., May 14, 2012 – Ambient Corporation (NASDAQ: AMBT), a leading provider of a smart grid communications platform and applications, announced today total revenue for the first quarter of approximately $13.2 million, compared to approximately $12.0 million in the first quarter of 2011.

“While continuing to execute our communications node deployment, as planned, with our strategic customer, we have also significantly increased our marketing and sales activities during the first quarter of 2012,” commented John J. Joyce, President and Chief Executive Officer.  “As a result of this increased business development focus, we have engaged with several utilities and we are in active discussions regarding potential pilot programs to utilize our technology.”

Mr. Joyce continued, “Ambient has over 95,000 communications nodes operating in the field today, making it one of the largest deployments of its kind. The proven performance of our technology to enable multiple smart grid applications, along with our enhanced sales and marketing effort, is generating increased interest from utilities seeking to bring greater intelligence to their distribution networks to the benefit of their customers.”

Summary Financial Performance

Total revenue for the first quarter of 2012 was $13.2 million, representing a 10.4% increase from approximately $12.0 million reported for the first quarter of 2011. Revenues grew year-over-year as a result of an increased number of nodes delivered during the period.

Gross margin for each of the quarters ended March 31, 2012 and 2011 was 43%, remaining stable, based upon the commercial scale achieved with production of the communications nodes.

Research and development expenses were approximately $3.5 million during the first quarter of 2012, compared to approximately $2.1 million in the first quarter of 2011. The increase in research and development during the first quarter of 2012 was due primarily to additional personnel and consultant expenses required for continued development of the communication nodes, enhancements of the AmbientNMS® (Network Management System), and other product development efforts.

Selling, general and administrative expenses for the quarter ended March 31, 2012 were approximately $2.3 million, compared to approximately $2.0 million in the first quarter of 2011. The increase in selling, general and administrative expenses in the first quarter of 2012 is the result of an increase in personnel and related costs, increased efforts to market the Company’s communications platform and increased costs associated with additional administrative personnel.

During the first quarter of 2012, a charge of approximately $389,000 was recorded to write-off deferred financing costs. In August 2011, the Company filed a Form S-1 registration statement with the Securities and Exchange Commission for a proposed public offering of our common stock, for which the Company had incurred approximately $389,000 in expenses as of December 31, 2011. Such costs had been capitalized and were to be charged to additional paid-in capital upon completion of the Company’s proposed public offering. In April 2012, the Company voluntarily filed an application with the Securities and Exchange Commission requesting the withdrawal of the Registration Statement on Form S-1. The Company requested the withdrawal of the Registration Statement based on current market conditions resulting in its determining not to proceed with the offering. Accordingly, previously capitalized deferred finance costs of approximately $389,000 were written off as of March 31, 2012.

Net loss for the first quarter of 2012 was approximately $333,000, or $0.02 per share compared to net income of approximately $1.1 million, or $0.06 per share, on a fully diluted basis, for the same period in 2011.

During the quarter ended March 31, 2012, the Company generated cash from operating activities of approximately $634,000, bringing cash and cash equivalents to approximately $18.7 million at March 31, 2012.

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About Ambient Corporation

Ambient designs, develops and sells the Ambient Smart Grid® communications platform. The Ambient Smart Grid® products and services include communications nodes; a network management system, AmbientNMS®; integrated applications; and maintenance and consulting services.  Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for their smart grid initiatives. Headquartered in Newton, MA, Ambient is a publicly traded company (NASDAQ: AMBT). More information on Ambient is available at www.ambientcorp.com.

Except for historical information, this press release contains statements that may be deemed to be “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the diversification of our customer base, further development and marketing of our communications platform and cultivating projects with potential customers, among others. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, which could have a material adverse effect on our operations and future prospects including, but not limited to, our ability to retain and attract customers, particularly in light of our dependence on a single customer for substantially all of our revenue; our expectations regarding our expenses and revenue, including our expectations that our research and development expenses and selling, general and administrative expenses may increase in absolute dollars; anticipated trends and challenges in our business and the markets in which we operate, including the market for smart grid technologies; our expectations regarding competition as more and larger companies enter our markets and as existing competitors improve or expand their product offerings; our plans for future products and enhancements of existing products; our anticipated cash needs and our estimates regarding our capital requirements; and our anticipated growth strategies. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in our filings with the Securities and Exchange Commission.

Ambient®, Ambient Smart Grid®, Communications for a Smarter Grid® and AmbientNMS® are registered trademarks of Ambient Corporation with the U.S. Patent and Trademark Office.

AMBIENT CORPORATION

BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2012	2011
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$18,708	$17,965
Accounts receivable	1,543	284
Inventory	663	1,460
Prepaid expenses and other current assets	400	527
Total current assets	21,314	20,236
Property and equipment, net	1,198	1,249
Deferred finance costs	-	389
Total assets	$22,512	$21,874
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,283	$3,920
Accrued expenses and other current liabilities	1,098	714
Deferred revenue	268	119
Accrued warranty	115	115
Income taxes payable	-	41
Total current liabilities	4,764	4,909
Non-current liabilities
Deferred rent	75	99
Total liabilities	4,839	5,008
Stockholders' Equity:
Common stock, $0.001 par value;
100,000,000 shares authorized;
16,607,384 and 16,567,384 shares issued; and
16,607,384 and 16,557,384 shares outstanding, respectively	17	17
Additional paid-in capital	156,647	155,707
Accumulated deficit	(138,991)	(138,658)
Less: treasury stock; 0 and 10,000 shares at cost	-	(200)
Total stockholders' equity	17,673	16,866
Total liabilities and stockholders' equity	$22,512	$21,874

AMBIENT CORPORATION

STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Total revenue	$13,249	$12,006
Cost of goods sold	7,519	6,801
Gross profit	5,730	5,205
Operating expenses:
Research and development expenses	3,455	2,088
Selling, general and administrative expenses	2,294	2,011
Write-off of deferred financing costs	389	-
Total operating expenses	6,138	4,099
Operating (loss) income	(408)	1,106
Interest income, net	2	6
Other income	73	-
Total other income	75	6
(Loss) income before taxes	(333)	1,112
Provision for income taxes	-	28
Net (loss) income	$(333)	$1,084
Net (loss) income per share (basic)	$(0.02)	$0.07
Net (loss) income per share (diluted)	$(0.02)	$0.06
Weighted average shares used in computing basic net (loss) income per share	16,570	16,486
Weighted average shares used in computing diluted net (loss) income per share	16,570	16,946